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                                                                    EXHIBIT 23.2


              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


b2bstores.com Inc.
Long Beach, CA

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated September 30, 1999, except for note 2 which is as of November 15, 1999 relating to the financial statements of b2bstores.com Inc. (a development stage company), which is contained in that Prospectus. Our report contains an explanatory paragraph regarding the Company's ability to continue as a going concern.

We also consent to the reference to us under the caption "Experts" in the Prospectus.

/s/ BDO Seidman, LLP

New York, New York
January 10, 2000